Exhibit 99.1

Hepion Pharmaceuticals, Inc. Announces Reverse Stock Split

EDISON, NJ, / May 10, 2023 / Hepion Pharmaceuticals, Inc. (NASDAQ:HEPA), a clinical stage biopharmaceutical company focused on Artificial Intelligence (“AI”)-driven therapeutic drug development for the treatment of fibrotic diseases, including non-alcoholic steatohepatitis (“NASH”), hepatocellular carcinoma (“HCC”), and other chronic diseases, announced that it will effect a reverse stock split of its outstanding shares of common stock at a ratio of 1-for-20, effective as of 4:01 p.m. Eastern Time today, May 10, 2023. Hepion common stock will begin trading on a split-adjusted basis when the market opens on May 11, 2023 under the existing trading symbol “HEPA.”

As a result of the reverse stock split, the CUSIP number for the Company’s common stock will now be 426897302. The reverse stock split was previously approved by Hepion stockholders at the Special Meeting of Stockholders held on December 15, 2022, with the final ratio determined by the Company’s Board of Directors.

Upon effectiveness of the reverse stock split, every 20 shares of Hepion common stock issued and outstanding as of the effective date will be automatically combined into one share of common stock. Outstanding equity-based awards and other outstanding equity rights will be proportionately adjusted. No fractional shares will be issued as a result of the reverse stock split. Immediately after the reverse stock split becomes effective, the Company will have approximately 3,811,482 shares of common stock issued and outstanding. Stockholders of record otherwise entitled to receive a fractional share as a result of the reverse stock split will automatically be entitled to receive an additional fraction of a share of common stock to round up to the next whole share.

The reverse stock split is primarily intended to bring the Company into compliance with Nasdaq’s minimum bid price requirement.

“The shareholder-approved reverse split comes at an opportune time as we expect to soon be in a position to deliver rencofilstat’s hepatic function and NASH biomarker results from the Phase 2 ALTITUDE-NASH clinical trial. In addition, it may make our stock more attractive to institutional investors and other members of the investing public, thereby providing for a stronger and more diverse investor base,” commented Robert Foster, Chief Executive Officer of Hepion.

Additional information concerning the reverse stock split can be found in Hepion’s definitive proxy statement filed with the Securities and Exchange Commission on November 21, 2022.

About Hepion Pharmaceuticals

The Company’s lead drug candidate, rencofilstat, is a potent inhibitor of cyclophilins, which are involved in many disease processes. Rencofilstat has been shown to reduce liver fibrosis and hepatocellular carcinoma tumor burden in experimental disease models and is currently in Phase 2 clinical development for the treatment of NASH. In November 2021, the U.S. Food and Drug Administration (“FDA”) granted Fast Track designation for rencofilstat for the treatment of NASH. That was followed in June 2022 by the FDA’s granting of Orphan Drug designation to rencofilstat for the treatment of HCC.

Hepion has created a proprietary AI platform, called AI-POWR™, which stands for Artificial Intelligence – Precision Medicine; Omics (including genomics, proteomics, metabolomics, transcriptomics, and lipidomics); World database access; and Response and clinical outcomes. Hepion intends to use AI-POWR™ to help identify which NASH patients will best respond to rencofilstat, potentially shortening development timelines and increasing the observable differences between placebo and treatment groups. In addition to using AI-POWR™ to drive its ongoing NASH clinical development program, Hepion intends to use the platform to identify additional potential indications for rencofilstat to expand the company’s footprint in the cyclophilin inhibition therapeutic space.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on Hepion Pharmaceuticals’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; risks associated with delays, increased costs and funding shortages caused by the COVID-19 pandemic; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. Hepion Pharmaceuticals does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Hepion Pharmaceuticals’ Form 10-K for the year ended December 31, 2022, and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Stephen Kilmer

Hepion Pharmaceuticals Investor Relations

Direct: (646) 274-3580

skilmer@hepionpharma.com